EXHIBIT 12.1

                        DAWSON PRODUCTION SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                       Years Ended March 31,
                                                    ----------------------------
                                                     1996       1997       1998
                                                    ------    -------    -------
Earnings:
   Income (loss) before income taxes ...........    $2,082    $ 8,420    $12,176
Add back:
   Interest expense ............................     1,848      2,313     13,693
   Amortization of debt issuance cost ..........      --           74        455
   Portion of rent expense representative
    of interest factor .........................        84        122        331
                                                    ------    -------    -------
Earnings as adjusted ...........................    $4,014    $10,929    $26,655
                                                    ======    =======    =======
Fixed charges:
   Interest expense ............................    $1,848    $ 2,313    $13,693
   Amortization of debt issuance cost ..........      --           74        455
   Portion of rent expense representative
    of interest factor .........................        84        122        331
                                                    ------    -------    -------
                                                    $1,932    $ 2,509    $14,479
                                                    ======    =======    =======
Ratio of earnings to fixed charges .............      2.1x       4.4x       1.8x
                                                    ======    =======    =======